AMENDMENT NO. 48 TO MANAGEMENT AGREEMENT

This Amendment No. 48 to the Management Agreement dated December 8, 2000, as amended (the “Agreement”), by and between Met Investors Series Trust (the “Trust”) and Met Investors Advisory Corp. (a predecessor to MetLife Advisers, LLC) (the “Adviser”), is entered into effective the 1st day of May, 2015.

WHEREAS the Agreement provides for the Adviser to provide certain services to the Trust for which the Adviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Trust desire to make certain changes to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Trust hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to add the following additional Portfolio:

Portfolio	Percentage of average daily net assets
TCW Core Fixed Income Portfolio	0.55%

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of May, 2015.

MET INVESTORS SERIES TRUST		METLIFE ADVISERS, LLC

By:	/s/ Kristi Slavin	By:	/s/ Alan C. Leland, Jr.
	Kristi Slavin Vice President		Alan C. Leland, Jr. Chief Financial Officer & Treasurer